PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-43142


                               [GRAPHIC OMITTED]



                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                Primary
                                                                                    Share       Trading
                             Name of Company                         Ticker        Amounts      Market
         ------------------------------------------------------ ---------------- ----------- -----------
          Aether Systems, Inc.                                        AETH           1          NASDAQ
          Crown Castle International Corp.                            CCI            4           NYSE
          Deutsche Telekom AG *                                        DT        18.48409        NYSE
          LM Ericsson Telephone Company *                            ERICY          7.4         NASDAQ
          Freescale Semiconductor Class B                             FSLB       4.527015        NYSE
          Motorola, Inc.                                              MOT           41           NYSE
          Nextel Communications, Inc. Class A                         NXTL          16          NASDAQ
          Nextel Partners, Inc. Class A                               NXTP           4          NASDAQ
          Nokia Corp. *                                               NOK           23           NYSE
          Qualcomm Incorporated                                       QCOM          26          NASDAQ
          Research In Motion Limited                                  RIMM           4          NASDAQ
          RIF Micro Devices, Inc.                                     RFMD           4          NASDAQ
          SK Telecom Co., Ltd. *                                      SKM           17           NYSE
          Sprint Corporation                                          FON          10.5          NYSE
          SR Telecom Inc.                                             SRXA       0.104727       NASDAQ
          Telesp Celular Participacoes S.A. *                         TCP            3           NYSE
          United States Cellular Corporation                          USM            1           AMEX
          Verizon Communications                                       VZ           17           NYSE
          Vodafone Group p.l.c. *                                     VOD           21           NYSE
          Western Wireless Corporation                                WWCA           2          NASDAQ

          _______________________________

          * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.